Exhibit 4.6

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT
TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Society Pass Incorporated has one class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): its common stock, par value $0.0001 per share (“common stock”). The following description of our capital stock is a summary and does not purport to be complete. The following description is subject to and qualified in its entirety by reference to our articles of incorporation, as amended, and our amended bylaws, each of which is incorporated by reference as an exhibit to our Annual Report on Form 10-K of which this Exhibit is a part.

We encourage you to read our articles of incorporation and bylaws and the applicable provisions of the Nevada Revised Statutes for additional information. References to “we,” “our,” “us,” and “the Company” refer solely to Society Pass Incorporated.

General

Our authorized capital stock consists of 100,000,000 shares of capital stock, par value $0.0001 per share, of which:

●	95,000,000 shares are designated as common stock; and

●	5,000,000 shares are designated as preferred stock, of which 83,500 shares are designated into six separate series.

Common Stock

Voting Rights. Each share of our common stock entitles its holder to one vote per share on all matters to be voted or consented upon by the stockholders. Holders of our common stock are not entitled to cumulative voting rights with respect to the election of directors.

Dividend Rights. Subject to limitations under Nevada law and preferences that may apply to any shares of preferred stock that we may decide to issue in the future, holders of our common stock are entitled to receive ratably such dividends or other distributions, if any, as may be declared by our Board out of funds legally available therefor.

Liquidation Rights. In the event of the liquidation, dissolution or winding up of our business, the holders of our common stock are entitled to share ratably in the assets available for distribution after the payment of all of our debts and other liabilities, subject to the prior rights of the holders of our preferred stock.

Other Matters. The holders of our common stock have no subscription, redemption or conversion privileges. Our common stock does not entitle its holders to preemptive rights. All of the outstanding shares of our common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to the rights of the holders of shares of any series of preferred stock which we may issue in the future.